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                                                                   Exhibit 10.28

                            ADMINISTRATIVE AGREEMENT

THIS ADMINISTRATIVE AGREEMENT ("Agreement") is entered into as of the 9TH day of MARCH, 2001, by and between, W & R Insurance Agency, Inc., a licensed insurance agency, on its own behalf and on behalf of its affiliated corporate insurance agencies ("INSURANCE AGENCY") and Waddell & Reed Inc., a registered Broker-Dealer, ("W & R") (INSURANCE AGENCY and W & R sometimes referred to herein as "AGENCY") with offices at 6300 Lamar Avenue, Shawnee Mission, Kansas 66201 and BISYS Insurance Services, Inc. and its registered wholesale Broker-Dealer, Underwriters Equity Corp. (collectively "BISYS"), with offices at 4200 Crums Mill Road, Harrisburg, Pennsylvania 17112.

WHEREAS, INSURANCE AGENCY is an insurance agency that markets certain products and services to CUSTOMERS through AGENTS; and

WHEREAS, BISYS is in the business of making available insurance products and providing administrative services to organizations that market such insurance products and services; and

WHEREAS, BISYS is a general agent for the CARRIERS under various contracts now in existence and has the authority to appoint AGENTS to sell the insurance products of such CARRIERS; and

WHEREAS, AGENCY wishes BISYS to make available PRODUCTS, and provide SERVICES to support the sales of such PRODUCTS by AGENTS; and

WHEREAS, BISYS will earn compensation from sales of PRODUCTS through this Agreement and is willing to pay a stipulated portion of such compensation to AGENCY on business sold by AGENTS.

NOW THEREFORE, in consideration of the foregoing and the mutual provisions set forth below, for good and valuable consideration, and intending to be legally bound hereby, the parties hereto agree as follows:

                             SECTION 1. DEFINITIONS.

1.1 AGENTS mean insurance agents duly licensed by INSURANCE AGENCY or affiliates of AGENCY and/or registered representatives of W & R who are registered and qualified as necessary with the NASD and any appropriate state authority and that are authorized to conduct the securities brokerage activities contemplated by this Agreement.

1.2  AGENCY INDEMNIFIED PERSON shall have the meaning specified in Section 6.1.

1.3  BISYS INDEMNIFIED PERSON shall have the meaning specified in Section 6.2.

1.4 CARRIER means the insurance companies with which BISYS has a general agency, marketing agreement or selling agreement in effect as listed in EXHIBIT A. Any

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     changes, additions or deletions to PRODUCTS unilaterally made by CARRIERS shall automatically modify Attachment 1 to EXHIBIT A.

1.5 CUSTOMERS mean individuals or businesses that procure services or products from AGENCY or affiliates of AGENCY.

1.6 PRODUCTS mean the disability insurance, life insurance, and, subject to the last two sentences of this Section 1.6, the variable life insurance products listed in Attachment 1 to EXHIBIT A, as selected by AGENCY, as such Exhibit is amended from time to time. Any changes, additions or deletions to PRODUCTS unilaterally made by CARRIERS shall automatically modify attachment 1 to EXHIBIT A. BISYS acknowledges that AGENCY is a party to certain agreements with Nationwide Financial and its affiliates ("Nationwide"), pursuant to which AGENCY has granted Nationwide an exclusive right to sell certain variable life insurance products. BISYS further acknowledges and agrees that the term PRODUCTS in this Agreement, when referring to variable life insurance products, shall be limited to:

     a. variable life insurance policies that are being sold due to an impaired risk; provided that such policies may only be sold through BISYS after Nationwide has been given the opportunity to sell such variable life insurance policies and has refused or declined to do so, or,

     b. variable life insurance policies that are being sold as a result of a contractually guaranteed right of conversion without evidence of insurability from a term life insurance policy.

1.7  SERVICES shall mean those administrative services set forth in Section 2.3.

                         SECTION 2. COVENANTS OF BISYS

2.1  BISYS shall make available to AGENCY the PRODUCTS listed in EXHIBIT A.

2.2 BISYS will compensate AGENCY for PRODUCTS sold (i.e., insurance coverage placed) to CUSTOMERS in accordance with the provisions set forth in EXHIBIT B.

     a. AGENCY shall be vested in and entitled to their portion of renewal commissions for insurance coverage issued by CARRIERS and paid to BISYS.

     b. All commissions due to AGENCY are to be paid to either Insurance Agency or W & R, whichever is applicable. In the event that a carrier pays a commission directly to the AGENTS, all commissions payable to AGENCY will be reduced by the amount of commissions paid directly to the AGENTS by such CARRIER.

     c. In the event that the CARRIER contracts or any applicable laws prohibit the compensation splits in this Agreement, this Agreement shall be immediately amended, without further action.

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     d.   In the event that CARRIERS unilaterally modify the commissions payable to BISYS, the commissions in EXHIBIT B shall be immediately amended without further action.

     e. EXHIBIT B may be reviewed annually. BISYS reserves the right to modify the compensation. If AGENCY does not agree to the compensation modification, AGENCY may terminate the Agreement with ninety (90) days notice to BISYS.

2.3 BISYS will provide the following administrative services to AGENCY during the term of this Agreement at no charge to Agency:

     a. preparation of standard management information systems (MIS) reports relating to the sales of PRODUCTS by AGENTS;

     b. all services required to process applications, including for example but not limited to:

          (1)  all contracting and appointment functions for AGENTS,

          (2)  initial contracting and appointment functions for AGENCY,

          (3)  all new business functions,

          (4)  all under-writing functions,

          (5)  all policy issue functions,

          (6)  all compensation distribution functions, and

          (7)  all policy holder service functions;

     c.   role as liaison between AGENCY and CARRIERS;

     d. full and free access to download illustration software from the BISYS web site by AGENCY or by AGENTS via secured pass code;

     e. sales supplies (i.e., marketing and promotional material and application forms provided by CARRIERS) for use by AGENCY and AGENTS;

     f.   secure electronic access to case status via the BISYS web site;

     g.   initial product training of AGENCY and AGENTS as AGENCY shall approve;

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     h.   impaired risk guidelines for informal inquiries, which are:

          (1) For cases less than $500,000 of face amount, BISYS will accept phone calls, emails, or faxed inquiries only and will not accept trial applications, set up files, or order APSs. After BISYS reviews the details of the client's medical factors and background, BISYS will advise AGENT which company is likely to deliver the best results based on the particular impairment(s). AGENT can then proceed by submitting a formal application for a specific carrier. If AGENT does not have sufficient information for BISYS to suggest a course of action, BISYS will indicate what additional information AGENT will need to obtain. If, in BISYS' judgment, an APS is needed to properly evaluate the case, BISYS will accept AGENT-obtained AP S information.

          (2) For cases of $500,000 to $1,000,000 in face amount, BISYS will accept phone calls, emails or faxed inquiries only and will not accept trial applications. To assist the AGENT in developing this business, internet-based questionnaires, in addition to other comprehensive impaired risk information found at www.bisd.com, will guide the AGENT in the collection of data sufficient for BISYS to advise on the case. BISYS will try in all cases to make decisions based on the data that the AGENT has collected. If APS information is needed, BISYS will ask the AGENT to supply this information.

          (3) For cases greater than $1,000,000 in fact: amount, BISYS will accept the submission of informal applications. BISYS will request APSs in those cases where it is necessary in its judgment to render a viable offer, making every effort to evaluate a case without the need for an APS. BISYS encourages the AGENT to print and complete the online INFORMAL INQUIRY found at www.bisd.com to expedite the review of cases, and will reimburse the AGENT for APS cost if the case is formalized and placed through BISYS.

2.4 BISYS will provide to AGENCY an estimate of costs associated with performing administrative services beyond the scope of Section 2.3.

2.5 BISYS shall maintain professional liability insurance against claims for damages based on alleged or actual errors or omissions, with an initial combined single limit of not less than one million dollars ($1,000,000).

2.6 BISYS shall not use AGENCY's name or logo for any marketing or promotional purposes without the prior written approval of AGENCY.

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2.7  BISYS shall not assign, pledge, alienate, or otherwise encumber any amounts payable by BISYS to AGENCY under this Agreement, unless, under the CARRIER's contract BISYS is charged back a percentage of AGENCY's or AGENT's compensation, in which event BISYS will net the charge-back against AGENCY's compensation. The charge-back invoice shall include the amount due, the policy number, and the CARRIER identification.

     SECTION 3. REPRESENTATION AND WARRANTIES OF BISYS.

BISYS represents and warrants to AGENCY that:

3.1 BISYS is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and qualified to do business in each jurisdiction in which it conducts business. BISYS is required to be so qualified because the failure to be so qualified would have a material adverse effect on the financial condition, operating results, or business of BISYS. BISYS has all corporate powers, licenses, and regulatory approvals necessary to engage in the business which relates to the subject matter of this Agreement except where the failure to have any such powers, licenses or regulatory approvals would not have a material effect on the financial condition, operating results or business of BISYS, or its ability to perform under this agreement.

3.2 The execution and delivery of this Agreement by BISYS has been duly authorized by all necessary corporate action. Neither the execution of this Agreement nor the fulfillment of its obligations by BISYS hereunder will cause BISYS, to its knowledge, to violate any federal or state statute, any rule or regulation of any state or federal regulatory agency to which BISYS may be subject, resulting in a material adverse effect o n the financial condition, operating results or business of BISYS, ob its ability to perform under this Agreement.

3.3 There is no judicial, administrative or regulatory proceeding, investigation or administrative charge or complaint pending or, within the knowledge or belief of BISYS, threatened, which could result in any material adverse change in the financial condition, operating results or business of BISYS or which would have a material adverse effect on the ability of BISYS to perform its obligations under this Agreement.

     SECTION 4. COVENANTS OF INSURANCE AGENCY AND W & R.

4.1 AGENCY and affiliates of AGENCY shall have the right to continue in effect any existing agreement with insurance carriers entered into prior to the effective date of this Agreement to obtain any disability insurance, life insurance, and/or variable life insurance products for the remaining term of such agreements, including renewals or extensions of such agreements:

4.2 After the effective date of this Agreement, and at all rimes during its term, AGENCY agrees to provide BISYS with an exclusive right to obtain access for the AGENCY to:

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     a.   the disability insurance and life insurance products made available to
          AGENCY pursuant to such pre-existing agreements upon their expiration or termination; and

     b. any new disability insurance and life insurance products the AGENCY is considering or intends to offer to CUSTOMERS.

If BISYS cannot provide access to such disability insurance and life insurance products, AGENCY shall have the right to proceed to access such products directly from the carrier but not through another general agency that is unaffiliated with a carrier.

4.3 AGENCY at all times shall cause each AGENT to conduct its activities pursuant to this Agreement in accordance with all applicable state and federal laws and regulations including without limitation, applicable state and federal insurance laws, regulations and interpretive positions (collectively, "INSURANCE REGULATIONS") governing the sale of PRODUCTS by AGENTS and all aspects of the business of insurance.

     Without limiting the generality of Section 4.3, AGENCY shall take appropriate measures and establish and implement procedures, as follows:

     a. AGENCY at all times shall cause each AGENT to hold the appropriate insurance Licenses) in the state of solicitation and the state where the application is signed prior to submitting an application for insurance to BISYS. Neither BISYS nor CARRIERS provide first-time licensing services to AGENTS in states of sale, whether resident or non-resident.

     b. AGENCY at all times shall cause each AGENT to obtain pre-contracting/appointment with the CARRIER prior to soliciting the sale of a PRODUCT to the consumer if required by the CARRIER and by the insurance laws of the applicable state.

     c. AGENCY at all times shall use its best efforts to cause the AGENT to refrain from altering, modifying, waiving, or amending any terms, rates or conditions of any advertisement, brochures, applications, policies, contracts or other materials provided to the Agent by BISYS or the CARRIER

     d. AGENCY at all times shall use its best efforts to cause each AGENT to refrain from issuing or circulating any advertising material, circular or pamphlet relating to any insurance product unless the same shall have been authorized and approved in writing by BISYS or the CARRIER.

4.4 AGENCY shall maintain professional liability insurance against claims for damages based on alleged or actual errors or omissions, with an initial combined single limit of not less than one million dollars ($1,000,000).

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4.5  AGENCY shall require AGENTS to maintain professional liability insurance against claims for damages based on alleged or actual errors or omissions, with an initial combined single limit of not less than one million dollars ($1,000,000).

4.6 AGENCY shall prohibit AGENTS with a felony conviction for a crime of dishonesty or breach of trust to work in the insurance industry, unless their state insurance commissioner grants written permission. AGENCY certifies that, to the best of its knowledge, none of its AGENTS have ever been convicted of a state or federal felony involving dishonesty or breach of trust; or, if so, that the AGENTS have received written authorization from their state insurance commissioner specifically referencing Section 1033 of the Violent Crime Control and Law Enforcement Act of 1994, subsection (e)(2) granting permission to work in the insurance industry.

4.7 AGENCY shall not use BISYS' name or logo for any marketing or promotional purposes without the prior written approval of BISYS, which shall not be unreasonably withheld or delayed.

4.8 AGENCY shall not use the Carrier's name or logo for any marketing or promotional purposes without the prior written approval of BISYS and CARRIER, which BISYS shall not unreasonably withhold or delay.

4.9  Intentionally omitted.

4.10 AGENCY shall be responsible for costs associated with performance of administrative services beyond the scope of Section 2.3.

4.11 W & R at all times shall maintain its Broker-Dealer license under the 1934 Act, be a member in good standing of the NASD and be duly licensed in all states and jurisdictions where required to perform pursuant to this Agreement.

4.12 W & R shall fully comply with the requirements of the 1934 Act and all other applicable federal or state laws and with the rules of the NASD.

4.13 W & R shall establish such rules and procedures as may be necessary to cause diligent supervision of the securities activities of the registered representatives including ensuring compliance with the prospectus delivery requirements of the 1933 Act.

4.14 W & R shall train and supervise its registered representatives to ensure that purchase of a PRODUCT is not recommended to a CUSTOMER in the absence of reasonable grounds to believe the purchase of the PRODUCT is suitable for that CUSTOMER Whole not limited to the following, a determination of suitability shall be based on information furnished to a registered representative after reasonable inquiry of such CUSTOMER, concerning the CUSTOMER's other security holdings, financial situation, financial objectives and needs.
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4.15 W & R shall ensure that any offer of a PRODUCT, which constitutes a sale of a security made by a registered representative will be made by means of a currently effective prospectus.

4.16 W & R shall not permit an offer of a PRODUCT, which constitutes a sale of a security to be made by any person coat is not a registered representative.

4.17 W & R shall have full responsibility for the training and supervision of all persons associated with it who are engaged directly or indirectly in the offer or sale of PRODUCTS. All such persons shall be registered representatives of and shall be subject to its control with respect to their securities activities.

     SECTION 5. REPRESENTATION AND WARRANTIES OF AGENCY.

AGENCY represents and warrants to BISYS that:

5.1 AGENCY is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and is qualified to do business in each jurisdiction in which it conducts business and is required to be so qualified where failure to be so qualified would have a material adverse effect on the financial condition, operating results or business of each AGENCY. AGENCY has all corporate powers, licenses, and regulatory approvals necessary to engage in the business which relates to the subject matter of this Agreement except where the failure to have any such powers, licenses or regulatory approvals would not have a material adverse effect on the financial condition, operating results or business of AGENCY, or its ability to perform under this Agreement.

5.2 The execution and delivery of this Agreement by AGENCY has been duly authorized by all necessary corporate action. Neither the execution of this Agreement nor the performance by AGENCY of its obligations hereunder will cause AGENCY, to the best of its knowledge, to violate any federal or state statute, any rule or regulation of any state or federal regulatory agency pursuant to which AGENCY may be subject which would result in a material adverse effect on the financial condition, operating results or business of AGENCY, or its ability to perform under this Agreement.

5.3 There is no judicial, administrative or regulatory proceeding, investigation or administrative charge or complaint pending or, within the knowledge or belief of AGENCY, threatened, which could result in any material adverse change in the financial condition, operating results or business of AGENCY or which would have a material adverse effect on the ability of AGENCY to perform its obligations under this Agreement.

                           SECTION 6. INDEMNIFICATION.

6.1 BISYS agrees to indemnify AGENCY, its affiliates and their shareholders, directors, officers, employees and agents (collectively "AGENCY INDEMNIFIED PERSONS") and to hold each of them harmless against any and all losses, liabilities, claims, demands,

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     actions, judgments, damages, costs and expenses, including, but not limited to, reasonable attorneys' fees, disbursements and other expenses incurred in connection with investigating any claim and defending any action and any amount paid in settlement or compromise (provided that BISYS shall have given its prior written approval of any settlement or compromise, not to be unreasonably withheld) of an action to which such AGENCY INDEMNIFIED PERSON is a party based upon, arising out of, relating to, or in connection with:

     a. any breach of the representations, warranties or covenants contained in Sections 2 or 3, or

     b. the negligent performance by BISYS of its responsibilities under this Agreement, except to the extent that such losses, liabilities, claims, demands, actions, judgments, damages, costs and expenses are incurred by the reason of:

          (1) the willful misconduct or gross negligence of any AGENCY INDEMNIFIED PERSON whose duties are directly related to this Agreement; or

          (2) a regulatory or other challenge to the legality of the contractual relationship between BISYS and AGENCY or the activities contemplated in this Agreement.

If any event occurs for which indemnification to any AGENCY IND EMNIFIED PERSON is sought pursuant to this Section 6, such AGENCY INDEMNIFIED PERSON must provide BISYS with written notice of such event as soon as possible, but in no event later than thirty (30) days after the earlier of:

     c.   such time as it has actual knowledge of the occurrence of such event;
          or

     d. such time as it receives notice that an action has been filed in a court, or action has been taken by any administrative agency, alleging the occurrence of an event that may entitle an AGENCY INDEMNIFIED PERSON to indemnification by BISYS hereunder.

BISYS shall be entitled to participate in such action or proceeding and, after written notice from BISYS to such AGENCY INDEMNIFIED PERSON, to assume the defense of such action or proceeding with mutually acceptable counsel and, with such AGENCY INDEMNIFIED Person's consent which shall not be unreasonably withheld, to compromise or settle such action or proceeding. Notwithstanding BISYS' election to assume the defense of such action or proceeding, such AGENCY INDEMNIFIED PERSON shall have the right to employ separate counsel and to participate in the defense of such action or proceeding at its own expense.

6.2 AGENCY agrees to indemnify BISYS, its affiliates and their directors, officers, employees and agents (collectively "BISYS INDEMNIFIED PERSONS") and to hold

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     each of them harmless against any and all losses, liabilities, claims, demands, actions, judgments, damages, costs and expenses, including, but not limited to, reasonable attorneys' fees, disbursements and other expenses incurred in connection with investigating any claim and defending any action and any amounts paid in settlement or compromise (provided that AGENCY shall have given its prior written approval of any settlement or compromise, which shall not be unreasonably withheld) of an action to which such BISYS INDEMNIFIED PERSON is a party arising out of, relating to, or in connection with:

     a. any breach of the representations, warranties or covenants contained in Sections 4 or 5, or

     b. the negligent performance by AGENCY of its responsibilities under this Agreement, except to the extent that losses, liabilities, claims, demands, actions, judgments, damages, costs and expenses are incurred by reason of:

          (1) the willful misconduct or gross negligence of any BISYS INDEMNIFIED PERSON whose duties are directly related to this Agreement; or

          (2) a regulatory or other challenge to the legality of the contractual relationship between BISYS and AGENCY or the activities contemplated in this Agreement.

If any event occurs for which indemnification to any BISYS INDEMNIFIED PERSON is sought pursuant to this Section 6, such BISYS INDEMNIFIED PERSON must provide AGENCY with written notice of such event as soon as possible, but in no event later than thirty (30) days after the earlier of:

     c.   such time as it has actual knowledge of the occurrence of such event;
          or

     d. such time as it receives notice that an action has been filed in a court, or action has been taken by any administrative agency, alleging the occurrence of an event that may entitle a BISYS INDEMNIFIED PERSON to indemnification by AGENCY hereunder.

AGENCY shall be entitled to participate in such action or proceeding and, after written notice from AGENCY to such BISYS INDEMNIFIED PERSON, to assume the defense of such action or proceeding with mutually acceptable counsel and, with such BISYS INDEMNIFIED PERSON's consent which shall not be unreasonably withheld, to compromise or settle such action or proceeding. Notwithstanding AGENCY 's election to assume the defense of such action or proceeding, such BISYS INDEMNIFIED PERSON shall have the right to employ separate counsel and to participate in the defense of such action or proceeding at its own expense.

6.3 The obligations of the parties under this Section 6 shall survive the termination of this Agreement.

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                           SECTION 7. CONFIDENTIALITY.

7.1 In performing its obligations pursuant to this Agreement, each party may have access to and receive certain information about the other party, including, but not limited to, marketing philosophy and objectives, competitive advantages and disadvantages, financial results, technological developments, names, addresses and telephone numbers of customers (all on a variety of media including computer tapes and disks) and a variety of other information and materials that such other party considers confidential and/or proprietary (collectively "CONFIDENTIAL INFORMATION"). ALL CONFIDENTIAL INFORMATION obtained pursuant to this Agreement by either party, its directors, officers or other employees is, and shall be considered, confidential and proprietary of the other party. Each of the parties hereto shall:
     a. protect and preserve the confidential and proprietary nature of all CONFIDENTIAL INFORMATION;

     b. nod without the prior written consent of either party, disclose, give, sell or otherwise transferor make available, directly or indirectly, any CONFIDENTIAL INFORMATION to any thud party;

     c. not make any records or copies of the CONFIDENTIAL INFORMATION, except as required by this Agreement and shall return or destroy all CONFIDENTIAL INFORMATION and any copies thereof (in whatever form) immediately upon request; and

     d. limit the dissemination of me CONFIDENTIAL INFORMATION within its own organization to such persons that need to know the CONFIDENTIAL INFORMATION and restrict its use solely to the purposes set forth herein.

7.2 For purposes of Section 7.1 (b), each party hereby consents to the disclosure of CONFIDENTIAL INFORMATION to CARRIERS to the extent:

     a. necessary or advisable in connection with the processing of applications for insurance coverage, or

     b. upon the request of insurance regulatory authorities which have jurisdiction over the parties in connection with this Agreement.

7.3 The provisions of this Section 7 shall survive the termination of this Agreement.

7.4 The restrictions shall not apply to any pan of the CONFIDENTIAL INFORMATION which:

     a. was at the time of disclosure or thereafter becomes generally available to the public other than as a result of a breach of the receiving party's obligations here under; or

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     b.   was at the time of disclosure, as shown by the receiving party's records, already in the receiving party's possession on a lawful basis; or

     c. is lawfully acquired by the receiving party after the time of the disclosure through a third parry under no obligation of confidence to the disclosing party; or

     d. is required to be disclosed pursuant to legal or regulatory authority, provided that immediate notice of such requirement is given to the other party.

                          SECTION 8. TERM OF AGREEMENT.

Unless terminated earlier pursuant to the terms of this Agreement, the initial term of this Agreement shall be three (3) years from the date of this Agreement (the "INITIAL TERM"). This Agreement shall automatically renew thereafter for successive one-year periods (each a "RENEWAL TERM") unless notice is received by either party within 60 days of expiration of the INITIAL TERM or any RENEWAL TERM.

                             SECTION 9. TERMINATION.

9.1 This Agreement may be terminated without penalty by mutual agreement of the parties, or for "cause" as defined below.

9.2  For purposes of this Agreement, "cause" shall mean:

     a. willful misfeasance, bad faith, gross negligence or reckless disregard on the part of the party to be terminated with respect to its obligations and duties set forth herein;

     b. a breach of any material term or obligation under this Agreement which is not cured within 30 days of written notice to the breaching party by the non-breaching party;

     c. the insolvency or bankruptcy of either party or the inability of either party generally to pay its debts when due; or

     d. the failure of AGENCY or BISYS to maintain adequate licenses to substantially perform their responsibilities under this Agreement.

9.3 This Agreement may also be terminated without penalty by AGENCY in the event that that certain Limited Agency Agreement For Qualified Plan Accounts, by and among W & R, BISYS Brokerage Services, Inc., and BISYS Plan Services, L.P., has not been executed within thirty (30) days of the date hereof.

                 SECTION 10. RESPONSIBILITIES UPON TERMINATION.

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10.1 Except as otherwise expressly provided herein, the termination of this
     Agreement shall not terminate, affect or impair any rights, obligations. or liabilities of any party hereto that may accrue prior to such termination or that, under the terms of this Agreement, continue after such termination. Upon the termination of this Agreement, each party shall return, or cause to be returned, all property, including but not limited to CONFIDENTIAL INFORMATION, belonging to the other party immediately upon request. Copies or reproductions of all jointly owned property shall be distributed to both parties.

10.2 BISYS shall nuke its best efforts to facilitate the assignment within sixty (6 0) days of the termination date of all commissions that may become due and owing to AGENCY on insurance coverage placed on CUSTOMERS pursuant hereto prior to the termination of this Agreement.

10.3 All commissions payable after termination, if not assignable, will be administered by BISYS and paid to AGENCY pursuant to EXHIBIT A upon a negotiated service fee for such administration.

     SECTION 11. ASSIGNMENT AND TRANSFER; SUBCONTRACTING.

11.1 No party hereto shall assign or otherwise transfer any of its rights or obligations hereunder, or contract with any thud party to perform any of its responsibilities or obligations relating to this Agreement, without the prior written consent of the other party, which shall not be unreasonably withheld or delayed, except that AGENCY and BISYS may assign any of the irrespective rights or obligations hereunder to a parent corporation or a wholly-owned direct or indirect subsidiary of such parent upon prior notice to the other party and as contemplated under Section 11.2.

11.2 Prior to any approval of a third party subcontractor, the parties reserve the right to require such third party subcontractor to execute a confidentiality agreement in a form acceptable to the party protected.

                          SECTION 12. REMEDIES; WAIVER.

All remedies of the patties hereto shall be cumulative. No party hereto shall be deemed to have waived any of is rights, powers or remedies hereunder unless such waiver is made in writing signed by such party.

                        SECTION 13. ACCOUNTING AND AUDIT.

During the term of this Agreement and for a period of one hundred and eighty
(180) days following the termination of this Agreement, AGENCY or BISYS may, during normal business hours at its own expense and upon reasonable notice, inspect and conduct audits of all records of the other party relating to all transactions contemplated hereunder.

               SECTION 14. COMPLIANCE WITH REGULATORY AUTHORITIES.

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The parties mutually agree to cooperate fully in any regulatory examination or investigation by, or proceeding of any governmental or judicial authority arising in connection with this Agreement or the offering sale, and/or servicing of insurance hereunder, and to cooperate fully in any regulatory examination or investigation by, or proceeding of any governmental or judicial authority with respect to AGENCY or BISYS, and their respective affiliates, agents, representatives or employees to the extent that such investigation or proceeding is in connection to this Agreement or any conduct relating thereto.

                            SECTION 15. FORCE MAJEURE

To the extent permitted by law, in the event that any party should fail in whole or in part to fulfill its obligations under this Agreement as a consequence of acts of God, fire, explosion, strikes, floods, earthquakes, embargoes, war, or riot, such failure to perform shall not be considered a breach of this Agreement during the period of such disability and for a reasonable time thereafter. In the event of any force majeure occurrence as set forth in this Section 15, the disabled party shall use its best efforts to meet its obligations as set forth in this Agreement. The disabled party shall promptly and in writing advise the other party if it is unable to perform due to a force majeure event, of the expected duration of such inability to perform, and of any developments (or changes therein) that appear likely to affect the ability of that party to perform any of its obligations hereunder in whole or in part.

                            SECTION 16. COUNTERPARTS.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and shall be binding upon the parties hereto.

                          SECTION 17. ENTIRE AGREEMENT.

This Agreement and the Exhibits attached hereto embody the entire agreement and understanding between the parties hereto with respect to the subject hereof and supersedes any and all prior agreements and understandings relating to the subject matter hereof.

                     SECTION 18. CONSTRUCTION OF AGREEMENT.

The headings contained herein are for the convenience of reference only and are not intended to define, limit, expand or describe the scope or intent of any provision of this Agreement.

                             SECTION 19. DISCLAIMER.

Nothing contained herein shall be deemed to guarantee or warrant, nor does AGENCY represent, that any or all CUSTOMERS will use the services of BISYS or that any such CUSTOMER that avails itself of BISYS's Services is credit worthy. AGENCY shall not be liable to BISYS for any costs or damages sustained by BISYS as a result of be failure of any such CUSTOMER to use BISYS' services or to purchase any PRODUCT recommended by BISYS.

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                        SECTION 20. NO PARTNERSHIP, ETC.

It is expressly understood and agreed that neither party hereto has, or shall have, authority to make any representation, warranty or any binding commitment in the name or on behalf of the other party. Neither the execution and delivery nor the performance of this Agreement shall constitute the parries hereto as partners, joint ventures or participants in any other association between them or any other person, nor create any relationship of principal and agent or franchiser and franchisee Neither of the parties shall be responsible for, or incur any liability with respect to, the debts or the acts or omissions to act of the other pay.

                        SECTION 21. WAIVER, MODIFICATION.

There can be no waiver of any term, provision or condition of this Agreement except in a writing signed by the party against whom the waiver is to be asserted. No change, modification or amendment to or of any provision of this Agreement shall be deemed to have been made or shall be effective unless expressed in a writing and signed by both AGENCY and BISYS.

                         SECTION 22. FURTHER ASSURANCES.

AGENCY and BISYS shall each take all such actions as may be reasonably requested by the other (including, without limitation, the execution of any further instruments and documents) in order to carry out the provisions and purposes of this Agreement.

                           SECTION 23. COMMUNICATIONS.

All notices or other communications given under this Agreement shall be made by guaranteed overnight delivery, or certified mail, or by telephone or telecopy only if immediately followed by one of the written notices as stated herein. Notice is effective when first received. Notices will be given to the parties at the following addresses:

If to BISYS:               BISYS Insurance Services, Inc.
                           Attn: Executive Vice President
                           4200 Crums Mill Road
                           Harrisburg, Pennsylvania 17112

With a copy to:            BISYS Insurance Services, Inc.
                           Attn: Counsel
                           4200 Crums Mill Road
                           Harrisburg, P A 17112

If to AGENCY:              Waddell and Reed, Inc.
                           Attn: Assistant Vice President, Insurance Marketing
                           6300 Lamar Avenue
                           Shawnee Mission, KS 66201

With a copy to:            Waddell & Reed, Inc.
                           Attention: Legal Department

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                           6300 Lamar Avenue
                           Shawnee Mission, KS 66201

                            SECTION 24. SEVERABILITY.

If any provision of this Agreement shall be held or determined to be illegal, void or unenforceable, then the remaining provisions shall continue in full force and effect and unaffected by such holding or determination.

                           SECTION 25. GOVERNING LAW.

This Agreement and all questions relating to its validity, interpretation, performance and enforcement shall be governed by and construed in accordance with the laws of Pennsylvania including its statutes of limitations but without regard to its conflict of laws provisions.

IN WITNESS WHEREOF, the parries have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

BISYS INSURANCE SERVICES, INC.               W & R INSURANCE AGENCY, INC.

By: /s/ J. Randall Grespin                   By:  /s/ Tony Craddock
    ----------------------                        -----------------
Name:  J. Randall Grespin                    Name:   Tony Craddock, ChFC
Title:  Executive Vice President             Title:  Assistant Vice President,
                                                     Insurance Marketing

UNDERWRITERS EQUITY CORP.                    WADDELL & REED, INC.

By:  /s/ Steve S. Wevodau                    By:  /s/ Robert J. Williams, Jr.
     --------------------                         ---------------------------
Name:  Steve S. Wevodau                      Name:  Robert J. Williams, Jr.
Title:  Vice President, Finance              Title:  Executive Vice President,
                                                     National Sales Manager

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                                    EXHIBIT A

Approved Carrier List:

American General
Banner Life
Continental Assurance
First Colony
First Penn Pacific
GE Capita
Jefferson Pilot
Lincoln Benefit
Lincoln Life
Manulife
Mass Mutual
Prudential
Reliastar of N Y
Security Connecticut
Sun Life of Canada
United of Omaha
USG Annuity and Life
Valley Forge
Zurich Kemper

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